The Board of Directors
HomeSide Lending, Inc.:


We consent to the incorporation by reference on Form S-3 of HomeSide Lending, Inc. relating to the registration of an additional $68,000,000 of Medium-Term Notes under registration statement No. 333-45603, as amended by Amendment No. 1, of our report dated October 16, 1998, with respect to the consolidated balance sheet of HomeSide Lending, Inc. as of September 30, 1998, and the related consolidated statements of income, stockholder's equity, and cash flows for the period from February 11, 1998 through September 30, 1998, which report appears in the September 30, 1998, annual report on Form 10-K of HomeSide Lending, Inc.


                                  /s/ KPMG Peat Marwick LLP


Jacksonville, Florida
May 12, 1999